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                                                                   EXHIBIT 10.18
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                         DEFERRED COMPENSATION PROGRAM

     The Company has implemented a program through which certain managers, including the Company's executive officers, may elect to forego future cash compensation such as salary and bonus. When an election to forego future cash compensation is made the manager receives from the Company either a market rate-based interest bearing obligation of the Company to pay cash to the manager in the future or an option to purchase shares of the Company's common stock, $.01 par value (the "Common Stock"). Stock options are granted under the Company's 1989 Flexible Stock Plan, as amended. The formula used to determine the number of shares subject to the options is (i) the cash compensation foregone divided by (ii) the current market value of one share of Common Stock. This quotient is then multiplied by 1.176.

     The option price under the stock options is $.01 per share. The options have a term of fifteen years from the grant date and become exercisable at the later of (i) six months after grant or (ii) when they would otherwise be entitled to receive the cash compensation. The options are not transferable.